 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2023, relating to the financial statements of Best Buy Co., Inc. and subsidiaries, and the effectiveness of Best Buy Co., Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Best Buy Co., Inc. for the year ended January 28, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
September 28, 2023